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                                                                     EXHIBIT 8.1



                                  April 3, 1998




Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California  90024


            Re:    Prospectus Supplement dated April 2, 1998 to
                   Prospectus dated March 26, 1998 (respectively, the "Prospectus Supplement" and the "Prospectus")

Ladies and Gentlemen:

        We have acted as counsel for Occidental Petroleum Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the above captioned Prospectus and Prospectus Supplement filed on April 3, 1998 with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus Supplement relates to the issuance and sale by the Company of (i) $250,000,000 aggregate principal amount of its 6.50% Senior Notes due April 1, 2005, (ii) $200,000,000 aggregate principal amount of its 7.20% Senior Debentures due April 1, 2028 and (iii) $450,000,000 aggregate principal amount of its 6.40% Senior Notes due April 1, 2013, Mandatorily Tendered on April 1, 2003 (collec tively, the "Debt Securities"). The Debt Securities were registered pursuant to a Registration Statement on Form S-3 (File No. 33-59395) declared effective by the Commission on July 12, 1995 and a Registration Statement on Form S-3 (File No. 333-49207) filed with the Commission on April 2, 1998 pursuant to Rule 462(b) of the Securities Act.

        This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.



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        We hereby confirm that, although the discussions set forth in the above captioned Prospectus and Prospectus Supplement under the headings "UNITED STATES TAXATION" and "Certain United States Federal Tax Considerations," respectively, do not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Debt Securities, in our opinion such discussions together constitute, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of Debt Securities, based upon current law and subject to the qualifications set forth therein. There can be no assurances that any of the opinions expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the headings "UNITED STATES TAXATION" and "Certain United States Federal Tax Considerations" set forth in the Prospectus and the Prospectus Supplement, respectively, and it assumes that any instrument that is issued thereunder will have terms identical to those set forth in such Prospectus or Prospectus Supplement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

        This opinion is furnished to you solely for your benefit in connection with the preparation of the Prospectus and Prospectus Supplement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the use of our name under the headings "Legal Matters" in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                               Very truly yours,


                               /s/ Skadden, Arps, Slate, Meagher & Flom LLP